Filed Pursuant to Rule 424(b)(3)
Registration No. 333-137088
Prospectus Supplement No. 6
(To Prospectus dated September 19, 2006)
$287,500,000
2.25% Convertible Senior Notes due 2036
and up to 4,837,677 Shares of
Common Stock Issuable Upon Conversion of the Notes

This document supplements the prospectus dated September 19, 2006, relating to the offering for resale of our 2.25% Convertible Senior Notes due 2036, and the shares of our common stock issuable upon conversion of the notes. The information in this prospectus supplement replaces and supersedes the information set forth under the heading “Selling security holders” and the “Plan of distribution” in the prospectus dated September 19, 2006.
Our common stock is listed on the New York Stock Exchange under the symbol “GPI.” On December 14, 2007, the closing sale price of our common stock on the New York Stock Exchange was $24.94 per share.
See “Risk factors” beginning on page 5 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 17, 2007.

Selling security holders
On June 26, 2006, we issued and sold a total of $287,500,000 aggregate principal amount of the notes in a private placement to certain initial purchasers. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.
The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective until the date there are no longer any registrable securities. See “Description of notes—Registration rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
The selling security holders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and our shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of notes and common stock beneficially owned by the selling security holder and the amount of notes and common stock to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended prospectus.
The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

					Number of	Number of
					Shares of	Shares of
		Percentage		Number of Shares	Common	Common
	Amount of Notes	of Notes	Amount of	of Common Stock	Stock That	Stock Upon
	Beneficially	Beneficially	Notes to Be	Beneficially	May Be	Completion of
	Owned ($)	Owned	Sold ($)(1)	Owned(2)(3)	Sold(1)(3)	Offering(1)
1976 Distribution Trust FBO A.R. Lauder(35)	$5,000	*	$5,000	85	85	0
2000 Revocable Trust FBO A.R. Lauder(35)	5,000	*	5,000	84	84	0
Advent Convertible Master Fund LP(35)	6,673,000	2.32	6,673,000	112,285	112,285	0
Alcon Laboratories(35)	720,000	*	720,000	12,115	12,115	0
Alpine Associates(5)(33)	3,060,000	1.06	3,060,000	51,490	51,490	0
Alpine Partners, L.P.(5)(33)	383,000	*	383,000	6,445	6,445	0
Aristeia International Limited(15)	35,200,000	12.24	35,200,000	592,300	592,300	0
Aristeia Partners LP(16)	4,800,000	1.67	4,800,000	80,768	80,768	0
Arlington County Employees Retirement System(35)	1,032,000	*	1,032,000	17,365	17,365	0
Basso Fund Ltd.(28)	35,000	*	35,000	589	589	0
Basso Holdings Ltd.(28)	4,981,000	1.73	4,981,000	83,814	83,814	0
Basso Multi-Strategy Holding Fund Ltd.(28)	589,000	*	589,000	9,911	9,911	0
BNP Paribas Arbitrage(4)(47)	8,500,000	2.96	8,500,000	143,026	143,026	0
BP Amoco PLC Master Trust(44)	1,164,000	*	1,164,000	19,586	19,586	0
Brevan Howard Equity Strategies Master Fund Limited(45)	10,000,000	3.48	10,000,000	168,267	168,267	0
British Virgin Islands Social Security Board(35)	238,000	*	238,000	4,005	4,005	0
CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust(7)	6,000,000	2.09	6,000,000	100,960	100,960	0
Canadian Imperial Holdings Inc.(4)(20)	5,000,000	1.74	5,000,000	84,134	84,134	0
CBARB, a segregated account of Geode Capital Master Fund Ltd. (24)	11,500,000	4.00	11,500,000	193,507	193,507	0
Citadel Equity Fund Ltd.(4)(8)	29,500,000	10.26	29,500,000	496,388	496,388	0
City University of New York(35)	206,000	*	206,000	3,467	3,467	0
CNH CA Master Account, L.P.(9)	19,000,000	6.61	19,000,000	319,707	319,707	0
CQS Convertible and Quantitative Strategies Master Fund Limited(10)	3,000,000	1.04	3,000,000	50,480	50,480	0
DBAG London(4)(34)	34,634,000	12.05	34,634,000	582,776	582,776	0
D.E. Shaw Valence Portfolios, L.L.C.(4)(21)	12,000,000	4.17	12,000,000	201,921	201,921	0
Ellington Overseas Partners, Ltd.(17)	3,000,000	1.04	3,000,000	50,480	50,480	0
Five Sticks, L.P.(28)	395,000	*	395,000	6,647	6,647	0
Fore Convertible Master Fund, Ltd.(5)(29)	1,823,000	*	1,823,000	53,190	53,190	0
Fore Erisa Fund, Ltd.(5)(30)	177,000	*	177,000	5,165	5,165	0
Good Steward Trading Co, SPC Class F(32)	57,000	*	57,000	960	960	0
Grace Convertible Arbitrage Fund, Ltd.(22)	4,500,000	1.57	4,500,000	75,720	75,720	0
Grady Hospital(35)	197,000	*	197,000	3,315	3,315	0
HFR Convertible Arbitrage(35)	555,000	*	555,000	9,339	9,339	0
Highbridge International LLC(40)	19,500,000	6.78	19,500,000	328,121	328,121	0
Hotel Union & Hotel Industry of Hawaii Pension Plan Master Trust(44)	175,000	*	175,000	2,945	2,945	0
HSBC Multi Strategy Arbitrage Fund(4)(41)	1,000,000	*	1,000,000	16,827	16,827	0
Independence Blue Cross(35)	597,000	*	597,000	10,046	10,046	0
Inflective Convertible Opportunity Fund I, Limited (4)(18)	2,900,000	1.00	2,900,000	48,797	48,797	0
Inflective Convertible Opportunity Fund I, L.P. (4)(18)	1,500,000	*	1,500,000	25,240	25,240	0
Institutional Benchmark Series-Ivan Segregated Acct. (4)(18)	1,000,000	*	1,000,000	16,827	16,827	0
JPMorgan Securities Inc.(5)(31)	10,720,000	3.73	10,720,000	180,383	180,383	0
KBC Financial Products USA, Inc.(5)(11)	5,000,000	1.74	5,000,000	84,134	84,134	0
Linden Capital LP (25)	22,000,000	7.65	22,000,000	370,187	370,187	0
Lyxor Convertible Arbitrage Fund(35)	272,000	*	272,000	4,577	4,577	0
Lyxor/Inflective Convertible Opportunity Fund (4)(18)	2,000,000	*	2,000,000	33,653	33,653	0
New Orleans Firefighters(35)	120,000	*	120,000	2,020	2,020	0
Occidental Petroleum(35)	458,000	*	458,000	7,707	7,707	0
Police & Firemen of the City of Detroit(35)	437,000	*	437,000	7,354	7,354	0
Polygon Global Opportunities Master Fund (19)	4,000,000	1.39	4,000,000	67,307	67,307	0
Pond Point Partners Master Fund, Ltd. (48)	5,000,000	1.74	5,000,000	84,133	84,133	0
Promutual(35)	1,302,000	*	1,302,000	21,909	21,909	0
Rampart Convertible Arbitrage Investors, LLC(39)	2,000,000	*	2,000,000	33,653	33,653	0
San Francisco Public Employees Retirement System(35)	2,040,000	*	2,040,000	34,326	34,326	0
SSI Hedge Convertible Income Fund (44)	175,000	*	175,000	2,944	2,944	0
Sunrise Partners Limited Partnership (4)(26)	3,500,000	1.22	3,500,000	58,894	58,894	0
Sutton Brook Capital Portfolio LP(12)	7,000,000	2.43	7,000,000	117,787	117.787	0
The City of Southfield Fire & Police Retirement System(44)	43,000	*	43,000	724	724	0
The Estate of James Campbell CH(44)	122,000	*	122,000	2,053	2,053	0
The Estate of James Campbell EST2(44)	1,000,000	*	1,000,000	16,827	16,827	0
The Grable Foundation(35)	81,000	*	81,000	1,363	1,363	0
Topaz Fund(4)(46)	3,000,000	1.04	3,000,000	50,480	50,480	0
Trustmark(35)	282,000	*	282,000	4,746	4,746	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited(36)	3,330,000	1.15	3,330,000	55,529	55,529	0
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage II Master Limited(36)	420,000	*	420,000	7,068	7,068	0
UBS Securities LLC(5)(23)	2,600,000	*	2,600,000	43,750	43,750	0
United Technologies Corporation Master Retirement Trust(44)	438,000	*	438,000	7,370	7,370	0
Viacom Inc. Pension Plan Master Trust(44)	58,000	*	58,000	976	976	0
Vicis Capital Master Fund(13)	5,000,000	1.74	5,000,000	84,134	84,134	0
Wachovia Securities International Ltd.(5)(42)	7,500,000	2.61	7,500,000	126,200	126,200	0
Waterstone Market Neutral MAC 51, Ltd (27)	9,171,000	3.19	9,171,000	154,318	154,318	0
Waterstone Market Neutral Master Fund Ltd.(27)	15,329,000	5.33	15,329,000	257,936	257,936	0
Whitebox Diversified Convertible Arbitrage Partners L.P.(14)	1,600,000	*	1,600,000	26,923	26,923	0

Total(6)(43)	$287,500,000	100.00%	$287,500,000	4,837,676	4,837,676	0

*	Less than 1%.

(1)	Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common stock that the selling security holder will hold upon consummation of any sales. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of our common stock and that the selling security holders will sell all shares of our common stock that they received pursuant to such conversion.

(2)	Includes shares of common stock issuable upon conversion of the notes and open short positions in our common stock.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the initial conversion price of $59.43, which equals a conversion rate of the initial conversion rate of 16.8267 shares per $1,000 principal amount of the notes. This conversion price is subject to adjustment as described under “Description of notes — Conversion rights — Conversion rate adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	This selling security holder has identified itself as an affiliate of a registered broker-dealer and has represented to us that such selling security holder acquired its notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling security holder had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such selling security holder did not acquire its notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act of 1933.

(5)	This selling security holder has identified itself as a registered broker-dealer and, accordingly, it is, under the interpretations of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933. Please see “Plan of distribution” for required disclosure regarding these selling security holders.

(6)	Information about other selling security holders will be set forth in one or more prospectus supplements or amendments, if required.

(7)	Calamos Advisors LLC is the investment advisor of Calamos Market Neutral Income Fund — Calamos Investment Trust. Nick Calamos has sole control of Calamos Advisors LLC. As such, Mr. Calamos is the natural person who has voting and investment control of the securities being offered.

(8)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group (“CIG”) controls CLP. Kenneth C. Griffin controls CIG. As such, Mr. Griffin is the natural person who has voting and investment control of the securities being offered.

(9)	CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over the securities being offered. Robert Krail, Mark Mitchell and Todd Pulvino are investment principals for CNH Partners, LLC. As such, Messrs. Krail, Mitchell and Pulvino are the natural persons who have voting and investment control of the securities being offered.

(10)	The ultimate owner of the selling security holder is CQS Convertible and Quantitative Strategies Feeder Fund Limited, a publicly traded entity.

(11)	KBC Financial Products USA, Inc. is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(12)	Sutton Brook Capital Management LP is the investment manager of Sutton Brook Capital Portfolio LP. Steve Weinstein and John London are the natural persons who have voting and investment control over Sutton Brook Capital LP. As such, Messrs. Weinstein and London are the natural persons who have voting and investment control of the securities being offered.

(13)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Shad Stastney and Sky Lucas control Vicis Capital LLC. As such, Messrs. Succo, Stastney and Lucas are the natural persons who have voting and investment control of the securities being offered.

(14)	Whitebox Diversified Convertible Arbitrage Advisors, LLC is the general partner of Whitebox Diversified Convertible Arbitrage Partners L.P. Andrew Redleaf is the managing member of Whitebox Diversified Convertible Arbitrage Advisors, LLC. As such, Mr. Redleaf is the natural person who has voting and investment control of the securities being offered.

(15)	Aristeia Capital LLC is the investment manager of the selling security holder. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Fonscella and William R. Techar. As such, Messrs. Toner, Lynch, Fonscella and Techar are the natural persons who have voting and investment control of the securities being offered.

(16)	Aristeia Advisors LLC is the general partner of the selling security holder. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr, Anthony Fonscella and William R. Techar. As such, Messrs. Toner, Lynch, Fonscella and Techar are the natural persons who have voting and investment control of the securities being offered.

(17)	Ellington Management Group, LLC is the investment advisor of the selling security holder. Michael Vramos, as principal of Ellington Management Group, LLC, is the natural person who has voting and investment control of the securities being offered.

(18)	Inflective Asset Management, LLC is the ultimate controlling stockholder of the selling security holder. Thomas J. Ray is the sole shareholder of Inflective Asset Management, LLC. As such, Mr. Ray is the natural person who has voting and investment control of the securities being offered.

(19)	Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear are the natural persons who have voting and investment control of the securities being offered.

(20)	Canadian Imperial Holdings Inc. is an indirect wholly-owned subsidiary of Canadian Imperial Bank of Commerce, a publicly traded entity.

(21)	D.E. Shaw & Co. L.P., as either managing member or investment adviser, has voting and investment control over the securities being offered. Julius Gaudio, Eric Wepsic and Anne Dinnin, or their designees, exercise voting and investment control over the securities on D.E. Shaw & Co. L.P.’s behalf.

(22)	Grace Brothers Management, L.L.C. is the general partner of Grace Convertible Arbitrage Fund, Ltd. Michael Brailov is the managing member of Grace Brothers Management, L.L.C., and as such, Mr. Brailov has voting and investment control of the securities being offered.

(23)	The ultimate owner of the selling security holder is UBS AG, a publicly traded entity. UBS Securities LLC has an open short position covering 39,000 shares.

(24)	Phil Dumas is the natural person who has voting and investment control of the securities being offered.

(25)	Linden GP LLC is the general partner of the selling securityholder. Siu Min Wong is the managing director of Linden GP LLC. As such, Siu Min Wong is the natural person who has voting and investment control of the securities being offered.

(26)	S. Donald Sussman is the natural person who has voting and investment control of the securities being offered.

(27)	Shawn Bergerson is the natural person who has voting and investment control of the securities being offered.

(28)	Basso Capital Management, L.P. is the investment manager of the selling securityholder. Basso GP LLC is the general partner of Basso Capital Management, L.P. Howard Fischer is the managing member of Basso GP LLC. As such, Mr. Fischer is the natural person who has voting and investment control of the securities being offered.

(29)	The selling security holder is controlled by Fore Research & Management, LP, whose controlling manager is FORE GP II, LP. Matthew Li is the general partner of FORE GP II, LP and is the natural person who has investment and voting control over the securities being offered.

(30)	The selling security holder is controlled by Fore Research & Management, LP, whose controlling manager is FORE GP II, LP. Matthew Li is the general partner of FORE GP II, LP and is the natural person who has investment and voting control over the securities being offered.

(31)	The ultimate owner of the selling security holder is JPMorgan Chase & Co., a publicly traded entity.

(32)	Robert Zoellner is the natural person who has investment and voting control over the securities being offered.

(33)	The selling shareholder is a limited partnership. Victoria Eckert is the sole shareholder of the corporate general partner and the natural person who has investment and voting control over the securities being offered.

(34)	The ultimate owner of the selling security holder is Deutsche Bank Securities Inc., a publicly traded entity.

(35)	Tracy Maitland is the natural person who has investment and voting control over the securities being offered.

(36)	The selling security holder is a fund which cedes investment control to UBS O’Connor LLC. UBS O’Connor LLC makes all of the voting and investment decisions and is a wholly-owned subsidiary of UBS AG, a publicly traded entity.

(37)	Shawn Bergerson is the natural person who has investment and voting control over the securities being offered.

(38)	Phil Dumas is the natural person who has investment and voting control over the securities being offered.

(39)	Palisade Capital Management, LLC is the investment advisor of Rampart Convertible Arbitrage Investors, LLC. Jack Feiler is president of Palisade Capital Management, LLC. As such, Mr. Feiler is the natural person who has voting and investment control of the securities being offered.

(40)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of Highbridge International LLC (“HIC”) and consequently has voting control and investment discretion over securities held by HIC. Glenn Dubin and Henry Swieca control Highbridge.

(41)	The ultimate owner of the selling security holder is HSBC Holdings PLC, a publicly traded entity.

(42)	The ultimate owner of the selling security holder is Wachovia Corporation, a publicly traded entity.

(43)	The total amount of notes accounted for in the table is $317,924,000; the total number of shares of common stock beneficially owned and accounted for in the table is 5,385,801. The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act or otherwise, some or all of the notes or shares of our common stock since the date on which the information in the above table was provided to us.

(44)	SSI Investment Management, Inc. is the investment advisor of the selling security holder. John Gottfurcht, George Douglas and Amy Jo Gottfurcht have control of SSI Investment Management, Inc. As such, they are the natural persons who have voting and investment control of the securities being offered.

(45)	Pursuant to the Investment Management Agreement signed and dated May 30, 2006, Brevan Howard Asset Management LLP has complete discretion to exercise voting power and investment control over the securities. Brevan Howard Asset Management LLP is authorized and regulated by the U.K. Financial Services Authority.

(46)	SG Americas Securities, LLC is the investment adviser of the selling security holder. Robert Marx is the natural person who has investment and voting control over the securities being offered.

(47)	BNP Paribas Arbitrage is a subsidiary of BNP Paribas S.A., a publicly held entity.

(48)	The selling shareholder is a limited partnership. Michael Schram is the general partner and the natural person who has investment and voting control over the securities being offered.

Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common stock. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.
Plan of distribution
The securities to be offered and sold using this prospectus supplement are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus supplement. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus supplement. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.
The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. To the extent any of the selling security holders are broker-dealers, they are, under the interpretation of the SEC, “underwriters” within the meaning of the Securities Act. The following selling security holders have represented to us that it is a broker-dealer or an affiliate of a broker-dealer: Alpine Associates, Alpine Partners L.P., BNP Paribas Arbitrage, Canadian Imperial Holdings Inc., Citadel Equity Fund Ltd., DBAG London, D.E. Shaw Valence Portfolios, L.L.C., Fore Convertible Master Fund, Ltd., Fore Erisa Fund, Ltd., HSBC Multi Strategy Arbitrage Fund, Inflective Convertible Opportunity Fund I, Limited, Inflective Convertible Opportunity Fund I, L.P., Institutional Benchmark Series-Ivan Segregated Acct., JPMorgan Securities, KBC Financial Products USA, Inc., Lyxor/Inflective Convertible Opportunity Fund, Sunrise Partners Limited Partnership, Topaz Fund, UBS Securities LLC and Wachovia Securities International Ltd. Any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will pay all expenses of the registration of the notes and the common stock issuable under the conversion of the notes pursuant to the registration rights agreement, estimated to be $107,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that if the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.
The notes were issued and sold in June 2006 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchasers, holders who have provided us with selling securityholder questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchasers or the holders who have provided us with selling securityholder notices and questionnaires, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling securityholders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act or we will be entitled to contribution in connection with these liabilities.